As filed with the Securities and Exchange Commission on July 30, 2007
Registration No. 333-142315

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Concho Resources Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number) 550 West Texas Avenue, Suite 1300 Midland, Texas 79701 (432) 683-7443	76-0818600 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David W. Copeland
Vice President and General Counsel
550 West Texas Avenue, Suite 1300
Midland, Texas 79701
(432) 683-7443
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
T. Mark Kelly Douglas E. McWilliams Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222	William S. Anderson Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 (713) 221-1122	Gerald S. Tanenbaum Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 (212) 701-3224

Approximate date of commencement of proposed sale to the public:  As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-142315) of Concho Resources Inc. is being filed solely to amend Item 16(a) of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 4 does not modify the preliminary prospectus constituting Part I or Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement. Accordingly, the preliminary prospectus has not been included in this Amendment No. 4.

Part II
Information not required in prospectus

Item 13.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the NYSE listing fee.

Securities and Exchange Commission registration fee	$16,425
NASD filing fee	54,000
NYSE listing fee	250,000
Accounting fees and expenses	2,400,000
Legal fees and expenses	1,000,000
Printing and engraving expenses	700,000
Transfer agent and registrar fees and expenses	42,000
Other expenses	600,000
Underwriters expense reimbursement	(795,000)

Total	$4,267,425

Item 14.	Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation provides that we will indemnify our directors against liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

We have also entered into indemnification agreements with all of our directors and all of our named executive officers and employment agreements with all of our named executive officers. These indemnification agreements and employment agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements and the employment agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements and the employment agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements and the employment agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements and the employment agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:

•	us, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or

•	any other person, except for claims approved by our board of directors.

We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Item 15.	Recent sales of unregistered securities

Since the formation of our company on February 22, 2006, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or public offerings, and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act of 1933, Regulation D promulgated thereunder or Rule 701 of the Securities Act. The recipients of these securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. No remuneration or commission was paid or given directly or indirectly.

On February 24, 2006, we issued one share to our President and Chief Operating Officer, in connection with the formation of our company. This share of common stock was offered and sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933.

On February 27, 2006, we issued 58,451,006 shares of our common stock in connection with the combination transaction. All of the shares of our common stock issued in connection with the combination transaction were offered and sold pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. Pursuant to the combination transaction, certain stockholders of Concho Equity Holdings Corp. exchanged their equity interests in that company for shares of our common stock. In addition, each of Chase Oil Corporation, Caza Energy LLC and certain owners of oil and gas working interest affiliated with Chase Oil Corporation contributed their interests in certain oil and gas properties to our company in exchange for cash and our common stock. All participants in the combination transaction represented to us that they were accredited investors.

On May 18, 2006, we issued an additional 111,323 shares of our common stock in connection with the combination transaction. Pursuant to the combination transaction, certain owners of working interests affiliated with Chase Oil Corporation in certain oil and gas properties contributed their interests in certain oil and gas properties to our company in exchange for cash and/or shares of our common stock. Pursuant to the terms of the combination transaction, we were obligated to offer to purchase the working interests of such persons as soon as possible after the combination transaction. All of the persons offered and sold these shares of common stock represented to us that they were accredited investors.

On June 1, 2006, we issued 40,000 shares of our common stock to members of our board of directors under a written compensatory benefit plan. These shares of common stock were offered and sold pursuant to the exemption from registration afforded by Rule 701 under the Securities Act of 1933.

On June 28, 2006 through November 15, 2006, we issued, in the aggregate, 173,584 shares of our common stock that are subject to certain forfeiture restrictions to certain of our employees under a written compensatory benefit plan. These shares of common stock were offered and sold pursuant to the exemption from registration afforded by Rule 701 under the Securities Act of 1933.

On April 16, 2007, we merged our subsidiary, Concho Acquisition, Inc., with and into its subsidiary, Concho Equity Holdings Corp., to cause the conversion of the remaining shares of common stock and preferred stock of Concho Equity Holdings Corp. not held by Concho

Acquisition into shares of our common stock. The conversion pursuant to the merger was on the same terms as the exchange of the shares of common stock and preferred stock of Concho Equity Holdings Corp. for shares of common stock of Concho Resources in the combination transaction. As a result of the merger, we issued 318,285 shares of our common stock to certain of our employees who were stockholders of Concho Equity Holdings Corp. prior to the merger.

On April 19, 2007, we issued, in the aggregate, 54,230 shares of our common stock to five persons in connection with our acquisition of their working interests in certain oil and gas properties. The working interests represented interests in certain of the oil and gas properties we acquired from Chase Oil Corporation and Caza Energy LLC in connection with the combination transaction.

On April 23, 2007, we issued 20,000 shares of our common stock to members of our board of directors under a written compensatory benefit plan. These shares of common stock were offered and sold pursuant to the exemption from registration afforded by Rule 701 under the Securities Act of 1933.

Item 16.	Exhibits and financial statement schedules

(a) The following exhibits are filed herewith:

Number		Exhibit

1	.1*	Form of Underwriting Agreement
2	.1*†	Combination Agreement dated February 24, 2006, among Concho Resources Inc., Concho Equity Holdings Corp., Chase Oil Corporation, Caza Energy LLC and the other signatories thereto
3	.1*	Form of Second Amended and Restated Certificate of Incorporation of Concho Resources Inc.
3	.2*	Form of Amended and Restated Bylaws of Concho Resources Inc.
4	.1*	Specimen Common Stock Certificate
5	.1***	Opinion of Vinson & Elkins L.L.P.
10	.1*	Credit Agreement dated February 24, 2006, among Concho Resources Inc., JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Wachovia Bank, National Association, and BNP Paribas, as documentation agents, and the other lenders party thereto
10	.2*	Second Lien Credit Agreement dated March 27, 2007, among Concho Resources Inc., Bank of America, N.A., as administrative agent, and Banc of America LLC, as sole lead arranger and sole booking manager
10	.3*	Transition Services Agreement dated April 23, 2007, between COG Operating LLC and Mack Energy Corporation
10	.4*	Form of Drilling Agreement with Silver Oak Drilling, LLC
10	.5*	Salt Water Disposal System Ownership and Operating Agreement dated February 24, 2006, among COG Operating LLC, Chase Oil Corporation, Caza Energy LLC and Mack Energy Corporation
10	.6*	Software License Agreement dated March 2, 2006, between Enertia Software Systems and Concho Resources Inc.
10	.7*	Leasehold Acquisition Agreement dated April 1, 2005, by and between Trey Resources, Inc. and COG Oil and Gas LP
10	.8*	Transfer of Operating Rights (Sublease) in a Lease for Oil and Gas for Valhalla properties
10	.9*	Assignment of Oil and Gas Leases from Caza Energy LLC
10	.10*	Escrow Agreement dated February 27, 2006, among Concho Resources Inc., Timothy A. Leach, Steven L. Beal, David W. Copeland, Curt F. Kamradt and E. Joseph Wright and the other signatories thereto
10	.11*	Business Opportunities Agreement dated February 27, 2006, among Concho Resources Inc. and the other signatories thereto
10	.12*	Registration Rights Agreement dated February 27, 2006, among Concho Resources Inc. and the other signatories thereto
10	.13*	Concho Resources Inc. 2006 Stock Incentive Plan
10.14		[Reserved]
10	.15*	Form of Nonstatutory Stock Option Agreement
10	.16*	Form of Restricted Stock Agreement (for employees)
10	.17*	Form of Restricted Stock Agreement (for non-employee directors)

Number		Exhibit

10	.18*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and Timothy A. Leach
10	.19*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and Steven L. Beal
10	.20*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and David W. Copeland
10	.21*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and Curt F. Kamradt
10	.22*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and David M. Thomas III
10	.23*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and E. Joseph Wright
10	.24*	Form of Indemnification Agreement between Concho Resources Inc. and each of the officers and directors thereof
10	.25*#	Gas Purchase Contract between COG Oil & Gas LP and Duke Energy Field Services, LP dated November 1, 2006
10	.26*	Letter agreement between COG Operating LLC and Navajo Refining Company, L.P. dated January 15, 2007
10	.27*	First Amendment to Credit Agreement, dated as of July 6, 2006, among Concho Resources Inc., certain of its subsidiaries, JPMorgan Chase Bank, N.A. and the other leaders party thereto.
10	.28*	Second Amendment to Credit agreement, dated as of March 7, 2007, among Concho Resources Inc., certain of its subsidiaries, JPMorgan Chase Bank, N.A. and the other leaders party thereto.
10	.29*	Form of option letter agreement among Concho Resources Inc., Concho Equity Holdings Corp. and each of Messrs. Leach and Beal
10	.30*	Form of option letter agreement among Concho Resources Inc., Concho Equity Holdings Corp. and each of Messrs. Copeland, Kamradt, Thomas and Wright
21	.1*	Subsidiaries of Concho Resources Inc.
23	.1*	Consent of Grant Thornton LLP — Tulsa
23	.2*	Consent of Grant Thornton LLP — Kansas City
23	.3*	Consent of Grant Thornton LLP — Dallas
23	.4*	Consent of Netherland, Sewell & Associates, Inc.
23	.5*	Consent of Cawley, Gillespie & Associates, Inc.
23	.6***	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1)
24	.1*	Power of Attorney
99	.1*	Consent of Nominee for Director

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

†	The Combination Agreement filed as Exhibit 2.1 omits certain of the schedules and exhibits to the Combination Agreement in accordance with Item 601 (b)(2) of Regulation S-K. A list briefly identifying the contents of all omitted schedules and exhibits is included with the Combination Agreement filed as Exhibit 2.1. Concho Resources agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas, on this 30th day of July, 2007.

CONCHO RESOURCES INC.

By:	/s/ David W. Copeland
Name: David W. Copeland

Title:	Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Timothy A. Leach		Chairman, Chief Executive Officer and Director (principal executive officer)	July 30, 2007

* Steven L. Beal		President, Chief Operating Officer and Director	July 30, 2007

/s/ Curt F. Kamradt Curt F. Kamradt		Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	July 30, 2007

* Tucker S. Bridwell		Director	July 30, 2007

* W. Howard Keenan, Jr.		Director	July 30, 2007

* A. Wellford Tabor		Director	July 30, 2007

* By:	/s/ David W. Copeland Attorney in Fact

Exhibit index

Number		Exhibit

1	.1*	Form of Underwriting Agreement
2	.1*†	Combination Agreement dated February 24, 2006, among Concho Resources Inc., Concho Equity Holdings Corp., Chase Oil Corporation, Caza Energy LLC and the other signatories thereto
3	.1*	Form of Second Amended and Restated Certificate of Incorporation of Concho Resources Inc.
3	.2*	Form of Amended and Restated Bylaws of Concho Resources Inc.
4	.1*	Specimen Common Stock Certificate
5	.1***	Opinion of Vinson & Elkins L.L.P.
10	.1*	Credit Agreement dated February 24, 2006, among Concho Resources Inc., JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, Wachovia Bank, National Association, and BNP Paribas, as documentation agents, and the other lenders party thereto
10	.2*	Second Lien Credit Agreement dated March 27, 2007, among Concho Resources Inc., Bank of America, N.A., as administrative agent, and Banc of America LLC, as sole lead arranger and sole booking manager
10	.3*	Transition Services Agreement dated April 23, 2007, between COG Operating LLC and Mack Energy Corporation
10	.4*	Form of Drilling Agreement with Silver Oak Drilling, LLC
10	.5*	Salt Water Disposal System Ownership and Operating Agreement dated February 24, 2006, among COG Operating LLC, Chase Oil Corporation, Caza Energy LLC and Mack Energy Corporation
10	.6*	Software License Agreement dated March 2, 2006, between Enertia Software Systems and Concho Resources Inc.
10	.7*	Leasehold Acquisition Agreement dated April 1, 2005, by and between Trey Resources, Inc. and COG Oil and Gas LP
10	.8*	Transfer of Operating Rights (Sublease) in a Lease for Oil and Gas for Valhalla properties
10	.9*	Assignment of Oil and Gas Leases from Caza Energy LLC
10	.10*	Escrow Agreement dated February 27, 2006, among Concho Resources Inc., Timothy A. Leach, Steven L. Beal, David W. Copeland, Curt F. Kamradt and E. Joseph Wright and the other signatories thereto
10	.11*	Business Opportunities Agreement dated February 27, 2006, among Concho Resources Inc. and the other signatories thereto
10	.12*	Registration Rights Agreement dated February 27, 2006, among Concho Resources Inc. and the other signatories thereto
10	.13*	Concho Resources Inc. 2006 Stock Incentive Plan
10.14		[Reserved]
10	.15*	Form of Nonstatutory Stock Option Agreement
10	.16*	Form of Restricted Stock Agreement (for employees)
10	.17*	Form of Restricted Stock Agreement (for non-employee directors)
10	.18*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and Timothy A. Leach

Number		Exhibit

10	.19*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and Steven L. Beal
10	.20*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and David W. Copeland
10	.21*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and Curt F. Kamradt
10	.22*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and David M. Thomas III
10	.23*	Employment Agreement dated July 14, 2006, between Concho Resources Inc. and E. Joseph Wright
10	.24*	Form of Indemnification Agreement between Concho Resources Inc. and each of the officers and directors thereof
10	.25*#	Gas Purchase Contract between COG Oil & Gas LP and Duke Energy Field Services, LP dated November 1, 2006
10	.26*	Letter agreement between COG Operating LLC and Navajo Refining Company, L.P. dated January 15, 2007
10	.27*	First Amendment to Credit Agreement, dated as of July 6, 2006, among Concho Resources Inc., certain of its subsidiaries, JPMorgan Chase Bank, N.A. and the other leaders party thereto.
10	.28*	Second Amendment to Credit agreement, dated as of March 7, 2007, among Concho Resources Inc., certain of its subsidiaries, JPMorgan Chase Bank, N.A. and the other leaders party thereto.
10	.29*	Form of option letter agreement among Concho Resources Inc., Concho Equity Holdings Corp. and each of Messrs. Leach and Beal
10	.30*	Form of option letter agreement among Concho Resources Inc., Concho Equity Holdings Corp. and each of Messrs. Copeland, Kamradt, Thomas and Wright
21	.1*	Subsidiaries of Concho Resources Inc.
23	.1*	Consent of Grant Thornton LLP — Tulsa
23	.2*	Consent of Grant Thornton LLP — Kansas City
23	.3*	Consent of Grant Thornton LLP — Dallas
23	.4*	Consent of Netherland, Sewell & Associates, Inc.
23	.5*	Consent of Cawley, Gillespie & Associates, Inc.
23	.6***	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1)
24	.1*	Power of Attorney
99	.1*	Consent of Nominee for Director

*	Previously filed.

**	To be filed by amendment.

***	Filed herewith.

†	The Combination Agreement filed as Exhibit 2.1 omits certain of the schedules and exhibits to the Combination Agreement in accordance with Item 601(b)(2) of Regulation S-K. A list briefly identifying the contents of all omitted schedules and exhibits is included with the Combination Agreement filed as Exhibit 2.1. Concho Resources agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

#	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.